EXHIBIT 14.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm name under the caption “Financial Highlights” in the Prospectus/Proxy Statement included in the Registration Statement on Form N-14. We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Federated Automated Government Cash Reserves (one of the portfolios constituting Money Market Obligations Trust) Statement of Additional Information and Prospectus, respectively, dated June 30, 2015, on Form N-1A, which was filed with the Securities and Exchange Commission in Post-Effective Amendment No. 150 (File No. 33-31602), and is incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement included in this Registration Statement on Form N-14. We also consent to the incorporation by reference of our report, dated June 23, 2015, on the financial statements and financial highlights of Federated Automated Government Cash Reserves, included in the Annual Shareholder Report for the year ended April 30, 2015, which is also incorporated by reference in the Statement of Additional Information and Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 23, 2015